EXHIBIT 10.4

RESTRICTED STOCK AGREEMENT

(Non-Employee Directors)

Director’s Name	Grant Date	Number of Restricted
Shares

RECITALS:

The Board of Directors of Kohl’s Corporation (the “Board”) has approved granting to the director named above (“Director”) shares of the common stock of the Company (“Common Stock”), subject to the restrictions contained herein, pursuant to the Company’s 2010 Long-Term Compensation Plan (the “Plan”). All terms used herein and not otherwise defined shall have the same meaning as set forth in the Plan.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises set forth in this agreement and the benefits that the Company expects to derive in connection with the services to be hereafter rendered to it or its subsidiaries by the Director, the Company and the Director hereby agree as follows:

ARTICLE I

Restricted Shares

1.1 Award of Restricted Shares. The Company hereby awards to the Director the number of shares of Common Stock listed above under the heading “Number of Restricted Shares” (the “Restricted Shares”), subject to the restrictions contained herein and the provisions of the Plan.

1.2 Vesting of the Restricted Shares.

(a) Subject to the terms of this Agreement, the Restricted Shares shall vest in accordance with the following schedule:

Anniversary Date	Shares Vesting
1st Anniversary Date	100% of Shares Granted

(b) Termination. If Director ceases to be a member of the Board for any reason, the vesting of the Restricted Shares shall immediately cease and any unvested Restricted Shares shall be forfeited by Director and revert to the Company.

The period during which the Restricted Shares are unvested is referred to herein as the Restricted Period.

1.3 Shareholder Status. Prior to the vesting of the Restricted Shares, Director shall have the right to vote the Restricted Shares, the right to receive and retain all regular cash dividends paid or distributed in respect of the Restricted Shares, and except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of Common Stock. Notwithstanding the foregoing, the Director shall not have the right to vote or to receive dividends with respect to the Restricted Shares with respect to record dates occurring after any of the Restricted Shares revert to the Company pursuant to Section 1.2 hereof. Until the Restricted Shares vest pursuant to Section 1.2 hereof, the Company shall retain custody of the stock certificates representing the Restricted Shares. As soon as practicable after the lapse of the restrictions, the Company shall issue or release or cause to be issued or released certificate(s) representing the vested shares.

1.4 Prohibition Against Transfer. During the Restricted Period, the Restricted Shares may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by the Director, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 1.4 shall be void and of no further effect.

ARTICLE II

Miscellaneous

2.1 Provisions of the Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Board’s Compensation Committee to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Committee with respect to the Plan shall be binding upon the Director. A copy of the Plan will be delivered to the Director upon reasonable request.

2.2 Taxes. The Company may require payment of or withhold any income or employment tax which it believes is payable as a result of the grant or vesting of the Restricted Shares or any payments thereon or in connection therewith, and the Company may defer making delivery with respect to the shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation. In accordance with the Plan, the Company may withhold shares of Common Stock to satisfy such withholding obligations.

2.3 Notices. Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its General Counsel at Kohl’s Department Stores, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051. Any notice to be given to the Director may be addressed to him/her at the address as it appears on the records of the Company or any subsidiary thereof. Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.

2.4 Governing Law. This Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.

KOHL’S CORPORATION

By:
Kevin Mansell
Chairman, President, Chief Executive Officer

DIRECTOR

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